Exhibit 99.1
Rockwell Medical Announces Positive Phase IIb Clinical Data
SFP Well-Tolerated; No Apparent Toxicity;
Dosing for Phase III Program Determined;
Conference Call February 26, 2010 at 8:30AM EST
WIXOM, Mich., Feb. 25, 2010 — Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron-deficiency anemia, today summarized findings from its completed Phase IIb clinical study. The study evaluated Soluble Ferric Pyrophosphate (SFP), the Company’s proprietary investigational product for continuous iron maintenance therapy in chronic hemodialysis (HD) patients.
The Phase IIb study showed SFP was well-tolerated without apparent toxicity and there was overwhelming evidence of dose-dependent SFP-derived iron transfer and uptake based on iron parameters as surrogate markers of efficacy. Although one of the primary endpoints of the study, a decrease in hemoglobin of at least 1.0 g/dL, was not met, primarily due to the study design, the other primary endpoint was achieved with the demonstration of safety across all dose groups. The study also met its objective of determining the dosing of SFP for the planned Phase III trials.
Richard C. Yocum, M.D., Vice President of Drug Development and Medical Affairs, stated, “This was the first randomized dose-comparison study of a continuous parenteral iron therapy for maintaining hemoglobin in CKD-HD patients and we gained valuable knowledge. The study was successful in providing safety and efficacy data for the determination of dosing and optimal Phase III study design, giving us a clear pathway for initiating Phase III trials in the second half of 2010.”
Steven Fishbane, M.D., Chief of the Division of Nephrology and Medical Director of Winthrop-University Hospital’s Dialysis Network on Long Island, NY, Chief Medical Officer for Winthrop-University Hospital, Professor of Medicine at SUNY Stony Brook School of Medicine, and an investigator in the study stated “the observed dose-dependent changes in serum iron and UIBC over the course of dialysis, as well as the dose-dependent increases in ferritin and TSAT over the study duration, are very encouraging. These surrogate efficacy data, combined with the excellent safety profile observed to date, support the continued clinical evaluation of SFP as a novel iron maintenance therapy that would provide an attractive alternative to the currently available methods for iron delivery in hemodialysis patients.”
In contrast to studies of intravenous (IV) iron products, which were short-term trials of intermittent treatment to increase hemoglobin in iron-deficient patients, this study evaluated SFP for continuous iron delivery for the maintenance of erythropoiesis in CKD-HD patients. Two interim data reviews by the independent Data Safety Monitoring Board did not identify any safety concerns nor necessitate any change in the study design or conduct. The study advanced until the targeted patient enrollment was achieved and was completed in October 2009. Additional study data are expected to be presented later this year. Rockwell is on track to conduct an end-of-Phase II meeting with the FDA in the second quarter of 2010 and initiate the Phase III SFP program in the third quarter of 2010.
Study Design
•	Prospective, double-blinded, randomized, placebo-controlled, six-month duration, dose-ranging study.

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•	ESRD patients receiving chronic hemodialysis were treated with 0 (placebo), 5, 10, 12, or 15 micrograms (µg) of SFP-derived iron per deciliter (dL) of dialysate during each dialysis session for up to 26 weeks.

•	131 patients were treated across 29 investigational sites in the United States and Canada.

•	105 patients in the SFP dose group, all of whom were exposed to a total of 4,882 SFP treatments, using a total of 701,935 liters of dialysate, spanning a cumulative exposure of 413 patient-months.
Study Results
•	SFP was very well tolerated across the dose range studied, without evidence of toxicity:
•	The most common adverse events (AEs) were events commonly observed in the hemodialysis population in general, and a comparison of the incidence of AEs for placebo versus SFP dose groups does not suggest any AEs causally associated with SFP treatment.

•	The overall incidence of serious AEs was higher for placebo (26.9%) than for the combined SFP groups (18.1%). The overall incidence of all AEs was also higher for placebo (84.6%) than for the combined SFP groups (69.5%), and there was no dose-dependent pattern for the incidence of AEs by SFP dose group.

•	Over nearly 5,000 SFP administrations of SFP, there was no evidence hypersensitivity reaction.

•	The incidence of patients withdrawn from study due to an AE in the placebo group (11.5%) was twice as high as that for the combined SFP groups (5.7%).

•	Data for other safety parameters, including physical examinations, vital signs, laboratory values (hematology and serum chemistry), and electrocardiograms do not suggest any signals of SFP toxicity.
•	Serum iron parameters provide compelling evidence of dose-dependent patient exposure to SFP and serve as surrogate markers showing efficacy:
•	The change in serum iron concentration (Figure 1) and calculated transferrin saturation (TSAT) during the course of a dialysis session confirm that iron from SFP was transferred from dialysate to the patient in a dose-dependent manner across the four SFP dose groups.

•	Dose-dependent increases in serum iron and corresponding dose-dependent decreases in unbound iron binding capacity (UIBC) demonstrate that iron was being rapidly bound to apo-transferrin in a dose-dependent manner during the course of the dialysis session (Figure 1). Subsequent to completion of the dialysis session, serum iron, UIBC, and calculated TSAT levels returned to near or at the pre-dialysis baseline level before the next dialysis session (and within 24 hours in the one patient with data at 24 hours).

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•	The change in serum ferritin from baseline to the last evaluation on study shows that the anticipated loss of iron stores in the placebo group (receiving no supplemental iron) was mitigated in direct correlation to SFP dose, and suggests that iron stores were actually being repleted at the highest, 15 µg/dL, SFP, dose group (Figure 2).

•	The change in total iron binding capacity (TIBC) in this iron-replete patient population and in the context of observed changes in pre-dialysis TSAT and ferritin from baseline to the last evaluation on study correlated with SFP dose and provide preliminary evidence that SFP may have a beneficial effect on the patients’ ongoing state of inflammation (Figure 2).
•	The primary efficacy endpoint of a 1.0 g/dL or greater decrease from baseline in hemoglobin was not met. This result is attributed to the following factors:
•	The entire patient population being iron-replete, and placebo patients disproportionately more iron-loaded than SFP patients, having received 32% more iron over the two months prior to enrollment due to a random chance imbalance in treatment group assignment.

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•	Protocol violations that profoundly affect hemoglobin and therefore confound the evaluation of the effects of SFP on hemoglobin, including 29% of patients with at least one post-baseline erythropoiesis stimulating agent (ESA) dose change (a separate issue being 34% of patients with an ESA dose change prior to randomization that could have rendered the baseline hemoglobin unstable) and 15% of patients with at least one IV iron administration.
•	The appropriate dosing for SFP for Phase III trials was determined. An integration of all study data, including the absence of any discernable toxicity and the dose-dependent changes in iron parameters (serum iron, UIBC, TSAT, and ferritin) as surrogate efficacy markers, define the appropriate dose range for SFP for Phase III trials.

•	There were no reports of any adverse effects of SFP on the dialysis machines, filters, or tubing. SFP was delivered across dialyzer filters from five different manufacturers, including a total of 26 different types of dialyzers, and was delivered via both single-use and multi-use dialyzers (including dialyzers with up to 92 prior uses).
Conference Call Information
Rockwell Medical will be hosting a teleconference on Friday, February 26, 2010 at 8:30 am ET to discuss its study results. Call details are summarized below:
Friday, February 26, 2010
Starting Time: 8:30 a.m. ET
Dial in Number: (877) 383-7438
When calling in please refer to the Rockwell Medical Phase IIb Study Results Announcement and provide the operator with your name and company affiliation.

Investors who prefer to participate using the internet may access the following link: http://ir.rockwellmed.com/eventdetail.cfm?eventid=78332

International callers can dial in on (678) 894-3975.
About SFP
SFP is a novel, investigational, continuous iron therapy designed to treat iron deficiency anemia in ESRD patients. SFP is a proprietary, water-soluble form of iron that travels directly to the bloodstream and transfers iron at a cellular level, similar to normal, physiologic dietary iron intake. SFP is designed as a continuous replacement treatment delivering small doses of iron during every dialysis session in order to replenish iron lost during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trials to date suggest that SFP, delivered during each dialysis treatment via dialysate, maintains optimal iron balance and avoids liver toxicity, while decreasing associated drug administration costs. Recent academic studies have shown that more frequent maintenance doses of iron improve the therapeutic response to erythropoiesis-stimulating agents (ESA), thereby decreasing the ESA doses needed to maintain hemoglobin in the target range. Rockwell Medical has licensed exclusive world-wide rights to manufacture and sell SFP and patents have issued for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while

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global market potential is approximately $850 million. See the SFP mode of action video at our website. http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html
About Rockwell Medical
Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 400,000 ESRD patients in the United States, a prevalence growing at an annual rate of 4 percent, and approximately 2 million ESRD patients world-wide.
The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.
Forward Looking Statements
This release contains forward-looking statements interpreting the results of the Company’s Phase 2b clinical trial of Soluble Ferric Pyrophosphate in dialysis patients and describing the Company’s regulatory and development strategy. Actual results and events may differ materially from those indicated in these forward looking statements based on a number of factors, including risks and uncertainties including the potential safety, efficacy and commercial viability of SFP; the risk that the Company’s additional analyses of data from clinical trials may produce negative or inconclusive results or may be inconsistent with previously announced results or previously conducted clinical trials; the results and timing of discussions with the FDA; our clinical trials may not start when planned; we may not receive regulatory approval and, without limitation, the risks and uncertainties set forth in Rockwell Medical’s SEC filings.
Media Contact:
Lisa Rivero
Director, Media Relations
LaVoie Group
(978)745-4200 ext. 106
Investor Contact:
Brian Korb
VP
The Trout Group LLC
(646) 378-2923

25 February 2010